Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the United States Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with the other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $0.01 per share, of the Central European Distribution Corporation, a Delaware corporation, and consents to the filing of this Joint Filing Agreement as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Joint Filing Agreement as of this 28th day of August, 2011.

/s/ MARK KAUFMAN
Mark Kaufman

W & L ENTERPRISES LTD

By:	/s/ MARK KAUFMAN
Name:	Mark Kaufman
Title:	Director

By:	/s/ OLGA KURITSYNA
Name:	Olga Kuritsyna
Title:	Director